EXHIBIT 1 - JOINT FILING AGREEMENT

This joint filing agreement is made and entered into as of this 16th day of April, 2021, between American Tower Corp. and ATC TRS II LLC.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Forms 3, 4, or 5 or Schedules 13D or 13G, and any and all amendments thereto and any other documents relating thereto (collectively, the “Filings”) as required to be filed pursuant to the Securities Exchange Act of 1934, as amended. The parties to this Agreement further agree and covenant that each will fully cooperate with such other parties in the preparation, timely filing, and delivery of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

Dated: April 16, 2021

American Tower Corporation

By:	/s/ Michael McCormack
Name:	Michael McCormack
Title:	Authorized Person

ATC TRS II LLC

By:	/s/ Michael McCormack
Name:	Michael McCormack
Title:	Authorized Person